EX-99.23.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report , dated May 4, 2006 , for the Adirondack Small Cap Fund (the "Fund") and to all references to our firm included in or made a part of this Post-Effective Amendment No. 1 under the Securities Act of 1933 and Post-Effective Amendment No. 3 under the Investment Company Act of 1940 to Adirondack Fund’s Registration Statement on Form N-1A (File Nos. 333-121690 and 811-21691), including the reference to our firm under the heading “Independent Registered Public Account ing Firm ” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

___________/s/______________

June 30 , 2006

Sanville & Company